Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
July 26, 2012	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Second Quarter, 2012:

	OMEGA FLEX, INC. (OFLX)
	Six Months Ended June 30,		Three Months Ended June 30,

	2012	2011	2012	2011

Net Sales	$28,804,000	$24,885,000	$14,256,000	$13,387,000

Net Income	$4,397,000	$1,984,000	$477,000	$1,165,000

Earnings Per Share – Basic and Diluted	$0.44	$0.20	$0.05	$0.12

Weighted Average Shares – Basic and Diluted	10,091,822	10,091,822	10,091,822	10,091,822

Kevin R. Hoben, President and CEO, announced that the Company’s Net Sales increased by 15.7% during the first six months of 2012, rising to $28,804,000 from $24,885,000 for the periods ending June 30, 2012 and 2011, respectively.  Net Sales for the three months ended June 30, 2012, increased 6.5% over the same period in 2011.

The Company’s domestic operation has experienced consistent growth during 2012, with sales increasing approximately 20% over the previous year.  The Company’s success has been primarily driven by the Company’s flagship product, TracPipe® CounterStrike®, along with a surge in the sales of the Company’s emerging DoubleTrac® and DEF-Trac®, double-containment piping systems.  The Company’s United Kingdom operations have however slowed, as that territory, and Europe in general have shown signs of economic weakness.

The Company’s Net Income for the first six months of 2012 was $4,397,000, topping last year’s income of $1,984,000 by a solid 121.6%.  As previously disclosed, the six month results were enhanced by an insurance legal recovery of approximately $2,530,000 net of related costs.  For the quarter ended June 30, 2012, the Company had Net Income of $477,000, compared to $1,165,000 for the same period in 2011.  The more prominent differences between the periods relate to additional marketing and administrative costs for specific projects that are not expected to continue at those levels for the balance of the year.

In summary, the Company is pleased with the revenue growth during the year, and looks to improve upon its profitability going forward through cost reduction  measures.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.